Exhibit 8.1

April 19, 2017

HCBF Holding Company, Inc.

200 S. Indian River Drive, Ste. 101

Fort Pierce, Florida 33432

Re:	Agreement and Plan of Merger by and among HCBF Holding Company, Inc., Jefferson Bankshares, Inc. and Jefferson Bank of Florida

United States Federal Income Tax Consequences

Gentlemen:

We have served as counsel to HCBF Holding Company, Inc., a Florida corporation (“HCBF”), in connection with the Agreement and Plan of Merger dated January 20, 2017 (the “Agreement”) by and among HCBF Holding Company, Inc., Jefferson Bankshares, Inc., and Jefferson Bank of Florida, which Agreement contemplates that (i) Jefferson Bankshares, Inc., a Florida corporation (“JBI”), will merge with and into HCBF (the “Holding Company Merger”) and (ii) Jefferson Bank of Florida (“Jefferson Bank”), a Florida-chartered commercial bank and subsidiary of JBI, will merge with and into Harbor Community Bank (“Harbor”), a Florida-chartered commercial bank and wholly-owned subsidiary of HCBF (the “Bank Merger”) (collectively, the “Mergers”), each as described in the Registration Statement on Form S–4 filed by HCBF with the Securities and Exchange Commission (the “Registration Statement”). At your request, this opinion concerning federal income tax consequences is being rendered in connection with the effectiveness of the Registration Statement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement and/or the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder. This opinion is subject to the receipt by us prior to the Effective Time of certain written representations and covenants of HCBF and JBI. Furthermore, we have relied upon factual assumptions and representations made by officers of HCBF and JBI, without any independent verification. In particular, we have assumed that HCBF stock will constitute at least 80% of the total consideration received by JBI shareholders in the aggregate based upon values determined at closing (without consideration of cash paid in lieu of fractional shares of HCBF common stock which, in the aggregate, will constitute less than 1.0% of the total consideration).

Pursuant to a formula contained in the Agreement, each shareholder of JBI will receive shares of HCBF common stock and cash for each share of JBI common stock surrendered in the Holding Company

HCBF Holding Company, Inc.

April 19, 2017

Merger. Cash will be paid in lieu of fractional shares of HCBF common stock in order to avoid the expense attendant to issuance of fractional shares. Subsequent to the Holding Company Merger, Jefferson Bank, which at that time will be a wholly-owned subsidiary of HCBF, will be merged with and into Harbor, also a wholly-owned subsidiary of HCBF.

In rendering this opinion, which is set forth below, we have assumed that the Mergers will be consummated in accordance with the terms of the Agreement. Furthermore, we have relied upon the facts and assumptions set forth above which are based upon the factual assumptions and representations made in the JBI Certificate and the HCBF Certificate, without any independent verification.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)       assuming the Mergers occur as contemplated by Agreement and the Registration Statement, each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)       no gain or loss will be recognized by the shareholders of JBI with respect to the exchange in the Holding Company Merger of JBI common stock for HCBF common stock, except that gain will be recognized to the extent of any cash received (including any cash received in lieu of fractional shares);

(iii)      the holding period for the shares of HCBF common stock will include the holding period for the shares of JBI common stock exchanged therefor provided that JBI common stock was held as a capital asset on the date of the exchange;

(iv)      the tax basis of the shares of HCBF common stock received by each shareholder of JBI common stock (including fractional shares deemed received and redeemed) will equal the tax basis of such shareholder’s shares of JBI common stock surrendered in exchange therefor, (i) reduced by the cash or other property received by such shareholder (other than cash received in lieu of a fractional share of HCBF common stock) and (ii) increased by the amount of any gain recognized by such shareholder in the exchange; and

(v)       neither JBI nor HCBF will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code).

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local, or foreign, of the Mergers or of any transactions related to the Mergers or contemplated by the Agreement.

Our opinion expressed herein is based upon the provisions of the Code, Treasury regulations (both current and proposed) promulgated thereunder, judicial decisions, revenue rulings and procedures, and related authorities issued, and in effect, on the date of this letter. Furthermore, no assurance can be given that the Internal Revenue Service or the courts will not alter their present view, either prospectively or retroactively, or adopt new views in respect of the law that forms the basis of our opinion. In that

Gunster, Yoakley & Stewart, P.A.

Attorneys At Law

HCBF Holding Company, Inc.

April 19, 2017

event, the opinion expressed herein would necessarily have to be reevaluated in light of any change in such views. We assume no obligation to advise you of any change in any such provision or views which would affect our opinion set forth herein. Furthermore, the opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

We have assumed that the Agreement and Plan of Merger completely and accurately describes the Mergers, and that all facts, assumptions, and representations set forth above will be complete and accurate at the time of the Mergers. We have assumed that the Agreement and all documents identified in the Agreement and in the Registration Statement represent all of the documents related to the Mergers, that there are no other documents, no “side letters,” and no other written agreements or oral agreements which are an integral part of the Mergers. Our opinion would require reevaluation in the event of any change in any pertinent fact, assumption, or representation. Please bear in mind that our opinion is ineffective, and null and void if there is less than an 80% continuity of shareholder interest of the JBI Shareholders (i.e., that the value, as of the Effective Time of the Holding Company Merger, of the HCBF common stock received by the holders of JBI common stock is at least equal to 80% or more of the total merger consideration received by all holders of JBI common stock, taking into consideration all sales, redemptions, and other dispositions of JBI common stock occurring prior or subsequent to the Holding Company Merger and which is part of the plan of reorganization, but without taking into consideration cash paid in lieu of fractional shares of HCBF common stock which, in the aggregate, will constitute less than 1% of the total consideration).

We consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gunster, Yoakley & Stewart, P.A.

Gunster, Yoakley & Stewart, P.A.

AR/DJG/MJS

Gunster, Yoakley & Stewart, P.A.

Attorneys At Law